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                                                                   Exhibit 10(m)

                       RETENTION AND EMPLOYMENT AGREEMENT

            AGREEMENT by and among SunAmerica Inc., a Maryland corporation (the "Company"), and Jay Wintrob (the "Executive"), dated as of the 2lst day of December, 1998.

            1. Employment Period. Subject to the consummation of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 19, 1998 between the Company and American International Group, Inc., a Delaware corporation ("AIG"), the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the closing date of the transactions contemplated by the Merger Agreement (the "Commencement Date") and ending on the third anniversary thereof (the "Employment Period").

            2. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall be based at the location set forth on Exhibit A attached hereto, and shall have a title and responsibilities no less significant than those set forth on Exhibit A.

                  (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and to use the Executive's reasonable best efforts to perform such responsibilities in a professional manner in accordance with the Company's written policies regarding professional and ethical conduct. Subject to prior approval to the extent required in accordance with Company Policy 1OOOA, it shall not be a violation of this Agreement for the executive to serve on corporate, civic or charitable boards or committees, or manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

                  (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the "Annual Base Salary") of not less than the annual base salary in effect with respect to the Executive immediately prior to the Commencement Date. The Annual Base Salary shall be paid no less frequently than in equal monthly installments.

                  (ii) Annual Bonus. During the Employment Period, the Executive shall be entitled to participate in all bonus and incentive compensation plans, practices, policies and programs (the "Compensation Plans") available generally to other peer executives of the Company and its affiliated companies. For purposes of this Agreement, the phrase "peer executives of the Company and its affiliated companies" shall mean those officers of SunAmerica Inc. and its affiliated companies and, following the Commencement Date, those officers of the subsidiaries and business units of AIG that continue the business operations of SunAmerica Inc. and its affiliated companies, that have a level of title, duties and responsibilities comparable to the Executive. Such Compensation Plans shall provide the Executive with the opportunity under reasonable expectations of Company performance to earn annually an amount
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of cash bonus and incentive compensation at least equal, in the aggregate, to the average annual cash bonus and incentive compensation earned by the Executive (including any portions thereof deferred into the SunAmerica Inc. Executive Savings Plan (the "ESP") or applied to reimburse the Company for an earlier advance) with respect to the Company's two full fiscal years immediately preceding the Commencement Date.

                  (iii) Retention Bonus. Subject to the provisions of Section 4(a), on the third anniversary of the Commencement Date, the Executive shall be entitled to a cash bonus in the amount set forth on Exhibit A hereto (the "Retention Bonus"), provided that the Executive has been continuously employed by the Company and/or any of its affiliates from the Commencement Date through the third anniversary of the Commencement Date. The Retention Bonus will be paid to the Executive within 10 business days after the third anniversary of the Commencement Date unless, prior to the second anniversary of the Commencement Date, the Executive elects to have such Retention Bonus deferred and paid in one or more periodic installments in accordance with the ESP (or a successor plan) or deferred on such other terms as may be agreed to by the Company and the Executive.

                  (iv) Savings, Retirement and Incentive Plans. During the Employment Period, the Executive shall be eligible to participate in the Company's savings, retirement and incentive plans, practices, policies and programs in which the Executive participated immediately prior to the Commencement Date and, if such plans, practices, policies, and programs are not continued, in all savings, retirement and incentive plans, practices, policies and programs to the extent applicable to other peer executives of the Company and its affiliates; provided that, in all circumstances, the cash and equity-based incentive awards and rights granted to the Executive prior to the Commencement Date, as listed on Exhibit B hereto, shall continue to be honored and shall remain outstanding, notwithstanding any prior termination or suspension of the applicable Company plan pursuant to which they were awarded. During the period from the Commencement Date through the first anniversary thereof, the benefits provided to the Executive under such plans, practices, policies and programs will be substantially similar in the aggregate to those currently provided by the Company to the Executive (except with respect to additional awards following the Commencement Date under plans involving the issuance of shares). For purposes of all such plans, the Executive shall receive full credit for all service with the company prior to the Commencement Date for purposes of eligibility to participate and receive benefits and vesting, but not for benefit accruals or the amount or level of employer contributions in any AIG retirement plan.

                  (v) Welfare and Other Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare, fringe, vacation and other similar benefit plans, practices, policies and programs in effect with respect to peer executives of the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) on the same basis as peer executives of the Company and its affiliated companies. During the period from the Commencement Date through the first anniversary thereof, the benefits provided to the Executive under such plans, practices, policies and programs will be


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substantially similar in the aggregate to those currently provided by the
Company to the Executive. For purposes of all such plans, the Executive shall receive full credit for all service with the Company prior to the Commencement Date for all purposes, except for benefit levels or amounts under any AIG welfare benefit plans. With respect to welfare benefit plans, any preexisting condition exclusions and eligibility waiting periods thereunder shall be waived with respect to the Executive and the Executive's eligible dependents and any covered expenses incurred on or before the Commencement Date shall be taken into account for purposes of satisfying applicable deductibles and annual out-of-pocket limits after the Commencement Date.

                  (vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive, in accordance with the policies of the Company.

                  (vii) Indemnity. The Executive shall be indemnified by the Company against claims arising in connection with the Executive's status as an employee, officer, director or agent of the Company or any of its affiliates in accordance with the Company's indemnity policies for its senior executives.

                  (viii) Vacation. During the Employment Period, the Executive shall be entitled to annual vacation at least equal to the number of weeks of paid vacation per year that the Executive was entitled to immediately prior to the Commencement Date.

                  (ix) Perquisites. During the Employment Period, the Executive will receive perquisites no less favorable than those received by peer executives of the Company and its affiliates.

            3. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Executive has suffered a Disability during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 120 consecutive days (or, if longer, the period required for coverage under the Company's long-term disability plan under which the Executive is covered) as a result of incapacity due to mental or physical illness or injury.

            (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement. "Cause" shall mean:

                  (i) gross misconduct by the Executive intending to cause damage to the Company, or (ii) a material breach by Executive of this Agreement, which is not remedied within


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30 days after receipt of written notice from the Company delivered to the
Executive within 90 days after the Company first became aware of such claimed act or breach describing such claimed act or breach and setting forth the Company's intention to terminate the employment of the Executive if such breach is not remedied. No breach, act or failure to act on the Executive's part shall constitute "Cause" if such breach, act or failure to act resulted from the Executive's incapacity due to physical or mental illness or injury or a resignation by the Executive for Good Reason.

            (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material breach by the Company of this Agreement, which is not remedied within 30 days after receipt of written notice from the Executive delivered to the Company within 90 days after the Executive first became aware of such claimed breach describing such claimed breach and setting forth the Executive's intention to terminate his employment if such breach is not remedied, including
(i) any action or failure to act by the Company which results in the Executive's position, authority or duties being reduced in any material respect below the level specified in Section 2(a)(i) and Exhibit A of this Agreement, (ii) any failure by the Company to comply in any material respect with the provisions of
Section 2(b) of this Agreement, (iii) relocation of the Executive's principal place of employment to any location that is more than 50 miles from the location specified in Section 2(a)(i) and Exhibit A of this Agreement, (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement, or (v) the failure of the Company to obtain an agreement reasonably satisfactory to the Executive from any successor to assume and agree to perform this Agreement, as contemplated in Section 8 hereof or, if the business for which the Executive's services are principally performed is sold or transferred, the failure of the Company to obtain such an agreement from the purchaser or transferee of such business.

            (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date that is one day after the last day of the cure period, to the extent applicable, or such later date set forth in the Notice of Termination, (ii) if the Executive's employment is terminated by

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the Company other than for Cause or Disability, or the Executive resigns without
Good Reason, the Date of Termination shall be the date on which the Company or the Executive notifies the Executive or the Company, respectively, of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

            4. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, including by reason of the Executive's death or Disability, or the Executive shall terminate employment for Good Reason:

                  (i) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (1) the Executive's Annual Base Salary through the Date of Termination, (2) the product of (x) an amount equal to the average annual cash bonus and incentive compensation earned by the Executive (including any portions thereof deferred into the ESP or applied to reimburse the Company for an earlier advance) with respect to the Company's two full fiscal years immediately preceding the Commencement Date and
(y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), unless the Executive has previously instructed the Company to pay such deferred amounts in a lump sum or in periodic installments in accordance with the terms of a previous deferral election, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                  (ii) the Company shall pay to the Executive in a lump sum in cash within 30 days of the Date of Termination an amount equal to the Retention Bonus to the extent not theretofore paid; and

                  (iii) for the 15-month period following the Date of Termination, the Executive shall continue to be provided with the benefits and rights described in Section 2(b)(iv) and shall be deemed to be employed by the Company for purposes of all benefits and rights described therein, provided that the Executive shall not be entitled to additional awards under any of the Company's incentive plans and shall cease to accrue additional benefits (other than earnings on amounts maintained in the Company's 401(k) and deferred compensation plans in accordance with their terms) under any qualified and nonqualified retirement plans; and

                  (iv) for the 12-month period following the Date of Termination, the Executive and the Executive's dependents shall continue to be eligible to participate in the medical, dental, health, life and other welfare benefit plans and arrangements applicable to the Executive immediately prior to the Date of Termination on the same terms and conditions (including the amount of the Executive's required contributory premium payments) in effect for the Executive and the Executive's dependents immediately prior to the Date of Termination; and


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                  (v) to the extent not theretofore paid or provided, the
Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including, without limitation, benefits under outstanding awards (as set forth in Exhibit B hereto) granted to the Executive, but excluding any broad-based severance plan or policy (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

            (b) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates employment without Good Reason during the Employment Period, the Company shall (x) pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the Accrued Obligations less the amount determined under Section 4(a)(i)(2), and (y) timely pay or provide to the Executive the Other Benefits, in each case to the extent theretofore unpaid.

            (c) Release. If the Executive's employment shall terminate during the Employment Period, the Executive agrees, upon payment to the Executive of all amounts due under Section 4(a) or 4(b), as applicable, to execute a release of claims in the form of Exhibit C hereto.

            5. Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement (including any claims relating to employment or the termination of employment, whether arising under federal, state or local law and whether in contract or in tort and including any discrimination or common law claims, but excluding workers' compensation and unemployment insurance) shall at the request of either party be determined by arbitration. The arbitration shall be conducted in Los Angeles, California, in accordance with the United States Arbitration Act (Title 9, United States Code), notwithstanding any choice of law provision in this Agreement, and under the rules of the American Arbitration Association. The dispute shall be submitted to a single arbitrator to be mutually agreed upon by the parties. If the parties cannot agree on a single arbitrator, each party shall appoint one arbitrator who shall then jointly appoint a single arbitrator. The arbitrator shall give effect to applicable statutes of limitations. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. The Company agrees to pay for the costs of arbitration and shall reimburse the Executive for his reasonable attorneys' fees, provided the Executive prevails on at least one material issue in the arbitration.

            6. Confidential Information/Nonsolicitation. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become


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public knowledge (other than by acts by the Executive or representatives of the
Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it or to an attorney retained by the Executive.

            (b) While employed by the Company or any of its affiliates and for one year after the Executive's termination of employment, the Executive will not, directly or indirectly, on behalf of the Executive or any other person, (i) solicit for employment by other than the Company any person employed by the Company or its affiliates (or any independent contractor involved in the sale or manufacture of products sold or manufactured by the Company or any of its affiliates) at the Commencement Date, nor will the Executive, directly or indirectly, on behalf of the Executive or any other person, solicit for employment by other than the Company any person known by the Executive to be employed (or to be an independent contractor involved in the sale or manufacture of products sold or manufactured by the Company or any of its affiliates) at the time by the Company or its affiliates; (ii) make any public statement concerning the Company, any of its affiliates or subsidiaries, or Executive's employment unless previously approved by the Company, except as may be required by law or legal process; (iii) induce, attempt to induce or knowingly encourage any Customer (as defined below) to divert any business or income from the Company or any of its affiliates or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates; or (iv) induce, attempt to induce or knowingly encourage, directly or through an intermediary such as a registered representative, insurance agent or a broker-dealer firm, any contractholder, shareholder or client, as the case may be, to cancel, surrender, lapse or not renew any insurance or annuity policy, mutual fund shares or trust services offered by a subsidiary of the Company. The term "Customer" shall mean any individual or business firm that was or is a customer or client of, or one that was or is a party in a selling agreement with, or whose business was actively solicited by, the Company or any of its affiliates at any time, regardless of whether such customer was generated, in whole or in part, by Executive's efforts.

            (c) The provisions of this Section 6 shall remain in full force and effect as specified herein notwithstanding the earlier termination of the Executive's employment hereunder.

            7. Specific Performance. The Executive acknowledges that a violation on his part of any of the covenants contained in Section 6 hereof would cause immeasurable and irreparable damage to the Company and that damages would be inadequate and insufficient. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. The Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of Section 6 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section 6 shall not be rendered void but shall apply to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.


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            8. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which the Executive's services are principally performed, to assume expressly and agree to perform this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise. As used herein, the terms "affiliates" and "affiliated companies" shall mean any company controlled by, controlling or under common control with the Company; and the term "Agreement" shall mean this Retention and Employment Agreement and the Exhibits hereto, which are incorporated herein and made a part hereof.

            9. Indemnification by the Company. (a) Based on the information and calculations supplied by the Company and its advisors, the Company and the Executive believe that no excise tax will be imposed under Section 4999 of the Code on any payments, distributions or other items included or includable in income from the Company to or for the benefit of the Executive. However, as a result of the uncertainty of the application of Section 4999, and subject to the Company's rights under Section 9(b) hereof, if it shall be determined that any such payment, distribution or other item included or includable in income from the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall indemnify the Executive against and hold the Executive harmless, on an after-tax basis, from such Excise Tax and shall promptly pay to the Executive an amount in cash (the "Indemnification Payment") such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Indemnification Payment, the Executive retains an amount of the Indemnification Payment equal to the Excise Tax imposed upon the Payments.

            (b) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Executive of the Excise Tax and, as a result, payment by the Company of the Indemnification Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of


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such claim and the date on which such claim is requested to be paid. The
Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Indemnification Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (c) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(b), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the


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requirements of Section 9(b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(b), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be considered to be a portion of the Indemnification Payment required to be paid.

            10. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The provisions of Sections 2(b)(vii), 4, 5, 6, 7, 8, 9 and this
Section 10 shall survive, and remain in full force and effect following, any termination of the Executive's employment hereunder; and notwithstanding the earlier expiration or termination of this Agreement or anything contained herein to the contrary, the provisions of Sections 2(b)(vii) and 9 hereof shall remain in full force and effect until the day following the expiration of the statute of limitations applicable thereto. This Agreement shall be rendered null and void if, prior to the Closing, the Merger Agreement is terminated and the merger between the Company and AIG is abandoned pursuant to Article VIII of the Merger Agreement.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

             If to the Executive:   Jay Wintrob
                                    SunAmerica Inc.
                                    1 SunAmerica Center
                                    Los Angeles, California 90067-6022

             If to the Company:     SunAmerica Inc.
                                    1 SunAmerica Center
                                    Los Angeles, California 90067-6022
                                    Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. Amounts which are vested benefits or which the Executive


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

is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

            (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (e) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                              /s/ Jay Wintrob
                                           ------------------------
                                                  JAY WINTROB


                                           SUNAMERICA INC.

                                           By /s/ Eli Broad
                                             ----------------------

Exhibit A:

Name:             Wintrob, Jay

Title: Vice Chairman and Chief Operating Officer, SAI & President, SunAmerica Investments and/or other title(s) assigned by Eli Broad.

Responsibilities: Comparable to current duties at SAI, and/or other duties assigned by Eli Broad.

Location:         1 SunAmerica Center, Los Angeles, CA 90067

Retention Bonus:  $5,000,000

                                    EXHIBIT B

                         Executive's Outstanding Awards

      Executive has been granted the stock options listed on Schedule B-1, and the shares of restricted stock, the super share award(s) and the cash bonus award listed on Schedule B-2 (together, "Awards").

      The closing of the transactions contemplated by the Merger Agreement (the "Closing") constitutes a Change of Ownership under the Company's 1988 Employee Stock Option Plan, 1997 Employee Incentive Stock Plan, and Long-Term Incentive Plan (the "Award Plans"). At the time of Closing, each unvested stock option shall vest and become fully exercisable, and shall remain exercisable thereafter through the expiration date or earlier cancellation of such stock option, and all restrictions on shares of restricted stock (not including "super shares") and on Executive's cash bonus award shall lapse (notwithstanding information set forth on the attached Schedules regarding the dates on which such Awards were otherwise to become exercisable or restrictions on such Awards were otherwise to lapse).

      Pursuant to and in accordance with the terms of the Award Plans, the Executive has the right to satisfy his or her tax withholding obligations with respect to any Award by directing the Company to withhold from the shares issuable or deliverable to the Executive under such Award a number of shares having a fair market value equal to the amount of tax required to be withheld upon the lapse of restrictions applicable to or exercise of such Award; provided, however, that if the Executive signs an "Affiliates Letter" as described in Section 6.8 of the Merger Agreement, the Executive agrees to pay withholding tax arising from the lapse of restrictions applicable to or exercise of any Awards during the period beginning 30 days prior to the date of the Closing and ending on the date (the "Permitted Sale Date") on which the Executive may first sell shares of AIG capital stock in accordance with such "Affiliates Letter", by delivering to the Company, within 10 business days following the Permitted Sale Date, cash or a number of shares having a fair market value equal to the amount of tax required to be withheld. If the Executive signs such an "Affiliates Letter", his or her agreement set forth in the preceding sentence shall, within the meaning of and pursuant to the Award Plans, constitute "arrangements satisfactory to the Committee" regarding payment of any taxes required to be withheld with respect to Executive's Awards, and payment to the Company of such withholding taxes shall not be a condition to the lapse of restrictions pertaining to, or the delivery of shares in connection with the exercise of, any Award prior to the time that the Executive may sell shares of AIG capital stock in accordance with such "Affiliates Letter".

      Capitalized terms used and not otherwise defined in this Exhibit B shall have the meanings given such terms in Executive's Employment Agreement, to which this Exhibit B is attached.

Grant Detail Report                                              SunAmerica Inc.

                          Exercisable as of 11/25/1998              Schedule B-1

--------------------------------------------------------------------------------

JAY S. WINTROB
[ADDRESS]
[SOCIAL SECURITY NUMBER]

     Grant  Expiration        Plan      Grant     Options      Option     Options     Options
     Date      Date            ID        Type     Granted       Price   Outstanding    Vested
---------------------------------------------------------------------------------------------
  3/1/1989    3/1/1999        1988  Non-Qualified    225,000   $1.444500          0         0

Exercises
----------------------------------
      Date   Exercised       Price
 7/16/1997     112,500  $37.375000
11/20/1998     112,500  $76.969900

---------------------------------------------------------------------------------------------
  3/1/1989    3/1/1999        1988  Non-Qualified    112,500   $1.444500     75,000    75,000

Exercises
----------------------------------
      Date   Exercised       Price
11/20/1998      37,500  $76.969900

---------------------------------------------------------------------------------------------
 7/25/1990   7/25/2000        1988  Non-Qualified    135,000   $2.208900    135,000   135,000

---------------------------------------------------------------------------------------------
 7/25/1991   7/25/2001        1988  Non-Qualified    112,500   $2.346700    112,500   112,500

---------------------------------------------------------------------------------------------
 7/30/1992   7/30/2002        1988  Non-Qualified    112,500   $4.500000    112,500   112,500

---------------------------------------------------------------------------------------------
 7/29/1993   7/29/2003        1988  Non-Qualified     90,000   $7.152700     90,000    90,000

---------------------------------------------------------------------------------------------
 7/29/1994   7/29/2004        1988  Non-Qualified    101,250  $10.013300    101,250    81,000


Options Becoming Exercisable

20,250 on 7/29/1999

---------------------------------------------------------------------------------------------
 7/28/1995   7/28/2005        1988  Non-Qualified    112,500  $12.306700    112,500    67,500


Options Becoming Exercisable

22,500 on 7/28/1999   22,500 on 7/28/2000

---------------------------------------------------------------------------------------------
  8/1/1996    8/1/2006        1988  Non-Qualified     90,000  $20.458300     90,000    36,000


--------------------------------------------------------------------------------

Grant Detail Report                                              SunAmerica Inc.

                          Exercisable as of 11/25/1998

--------------------------------------------------------------------------------

JAY S. WINTROB
[ADDRESS]
[SOCIAL SECURITY NUMBER]

     Grant  Expiration        Plan      Grant     Options      Option     Options     Options
     Date      Date            ID        Type     Granted       Price   Outstanding    Vested
---------------------------------------------------------------------------------------------
Options Becoming Exercisable

18,000 on 8/1/1999    18,000 on 8/1/2000         18,000 on 8/1/2001

---------------------------------------------------------------------------------------------
 11/7/1996   11/7/2006        1997  Non-Qualified    165,000  $27.166700    165,000         0

Options Becoming Exercisable

165,000 on 11/7/2005

---------------------------------------------------------------------------------------------
  8/4/1997    8/4/2007        1997  Non-Qualified     47,700  $39.354200     47,700     9,540


 Options Becoming Exercisable

9,540 on 8/4/1999     9,540 on 8/4/2000          9,540 on 8/4/2001      9,540 on 8/4/2002

---------------------------------------------------------------------------------------------
Totals                                             1,303,950           1,041,450      719,040


--------------------------------------------------------------------------------

                                                    SCHEDULE B-2 - As of 11/1/98

                                   JAY WINTROB

                         RESTRICTED STOCK / STOCK UNITS

       Grant Date           Number of shares of Restricted Stock / Stock Units
       ----------           --------------------------------------------------
       1987 Plan                                   26,127
         7/28/94                                  135,000
        12/23/94                                  225,000
         5/31/95                                  112,500

                                  SUPER SHARES

       Grant Date           Number of shares subject to Super Share Award
       ----------           ---------------------------------------------
        12/23/94                                  112,500
         5/31/95                                   56,250

                                CASH BONUS AWARD

       Grant Date                      Dollar Amount of Award
       ----------                      ----------------------
         11/7/96                               $4,482,500

                                                                       Exhibit C

                  RESIGNATION AND GENERAL RELEASE AGREEMENT

      This Resignation and General Release Agreement ("Release Agreement"), made this ______ of ______________, ______, by and between _____________________
("Executive"), an individual, and ______________________ Inc. (together with its subsidiaries, affiliates and successors, the "Company"), a ______________ corporation, is an agreement which includes a general release of claims. Capitalized terms not defined in this Release Agreement shall have the meanings ascribed to such terms in that certain Employment Agreement between the Executive and the Company dated as of _____________________________ (the "Employment Agreement").

      WHEREAS, pursuant to the Employment Agreement, the Executive agreed to execute this Release Agreement upon any termination of employment during the Employment Period, as such term is defined in the Employment Agreement, and upon payment of certain amounts specified in the Employment Agreement; and

      WHEREAS, Executive and the Company now desire to terminate Executive's employment relationship with the Company during the Employment Period.

      NOW THEREFORE, in consideration of the mutual terms, conditions and covenants contained in this Release Agreement, Executive and the Company agree as follows:

      1. Executive hereby relinquishes Executive's position as ____________________________ effective ________________, and resigns as an employee of the Company in any other capacity, such resignation to be effective _____________________. Such date coincides with the Date of Termination determined in accordance with Section 3(e) of the Employment Agreement. E Executive and the Company represent and warrant that any employment relationship between them terminates on the Date of Termination, and that they shall have no further employment relationship except as may be set forth in this Release Agreement [insert if termination under Section 4(a): and to the extent necessary for Executive to receive the benefits contemplated by Sections 4(a)(iii) and 4(a)(iv) of the Employment Agreement]. Notwithstanding such termination of employment or any provision of this Release Agreement to the contrary, Executive shall be entitled to all rights and benefits to be provided to Executive following the Date of Termination under or pursuant to the terms of the Employment Agreement, including, without limitation, those specified in Section 4 [insert as applicable (a) or (b)] thereof. Executive and the Company each acknowledge and agree to abide by their respective obligations pursuant to the Sections of the Employment Agreement that survive, and remain in full force and effect, notwithstanding any termination of Executive's employment, as specified in Section 10(a) of the Employment Agreement.

      2. The Company shall pay Executive $_______________ in a lump sum in cash, less standard withholding and authorized deductions, no later than the 30th day after the Date of Termination, so long as Executive has not revoked this Release Agreement prior to the date of such payment. Such payment represents all cash amounts due on or prior to such date from the Company to Executive under Section 4 [insert as applicable: (a) or (b)] of the

Employment Agreement. This Release Agreement shall be null and void if any amount or amounts payable to Executive under or pursuant to the terms of the Employment Agreement are not paid when due.

      3. (a) Except for the compensation, rights and benefits to be paid or provided to Executive, and other obligations of the Company to be complied with, following the Date of Termination under or pursuant to the terms of the Employment Agreement, as set forth therein or in Paragraphs 1 and 2 hereof, which shall not be limited in any way by the provisions of this Paragraph 3, and except as provided below, Executive on behalf of Executive, Executive's descendants, dependents, heirs, executors, administrator, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company, and its subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter and collectively referred to as "Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive now owns or holds or Executive has at any time heretofore owned or held or may in the future hold as against said Releasees, arising out of or in any way connected with Executive's employment relationship with the Company, or termination of that employment relationship, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit or disability; provided, however, that, nothing herein shall be deemed to constitute a waiver of Executive's rights under COBRA.

            (b) Except for those obligations of Executive to be complied with following the Date of Termination, as identified in the Employment Agreement or arising out of this Agreement, and except as provided below, the Company hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Executive from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive's employment relationship with or termination from the Company, or any other occurrences, actions, omissions or claims whatever, known or unknown, suspected or unsuspected, which the Company now owns or holds or has at any time heretofore owned or held against as Executive, provided, however, that such release of Executive shall not extend to any claims, known or unknown, suspected or unsuspected, against Executive which arise out of facts which are finally adjudged by a court of competent jurisdiction to be a crime under any federal.

state, or local statute, law, ordinance or regulation, or which are based upon facts which give rise to a recovery by the Company under any applicable policies of insurance solely as a result of actions or omissions by Executive and as to which the insurer has a right to subrogation.

            (c) It is the intention of Executive and the Company in executing this Release Agreement that the same shall be effective as a bar to each and even claim, demand and cause of action hereinabove specified (specifically excluding from such bar claims, demands and causes of action relating to or arising out of those matters set forth as exceptions in, or included in the proviso clauses of, Paragraphs 3(a) and 3(b) hereof (the "Continuing Claims")). In furtherance of this intention, Executive and the Company hereby expressly waive any and all rights and benefits conferred upon each of them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE or any similar provision and each expressly consents that this Release Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified (specifically excluding from such waiver and consent claims, demands and causes of action relating to or arising out of the Continuing Claims ). SECTION 1542 provides:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive and the Company acknowledge that they each may hereafter discover claims or facts in addition to or different from those which each now knows or believes to exist with respect to the subject matter of this Release Agreement and which, if known or suspected at the time of executing this Release Agreement, may have materially affected this settlement. Nevertheless, Executive and the Company each hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts (specifically excluding from such waiver any rights, claims or causes of action relating to or arising out of the Continuing Claims). Executive and the Company individually acknowledge that they each understand the significance and consequence of such release and such specific waiver of SECTION 1542.

      4. Executive expressly acknowledges and agrees that, by entering into this Release Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release Agreement. Executive further expressly acknowledges and agrees that:

            (a) In return for this Release Agreement, Executive will receive consideration beyond that which Executive is already entitled to receive before entering into this Release Agreement:

            (b) Executive was orally advised by the Company and is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

            (c) Executive was given a copy of this Release Agreement on _________________, and informed that Executive had 21 days within which to consider the Release Agreement; and

            (d) Executive was informed that Executive has seven (7) days following the date of execution of the Release Agreement in which to revoke the Release Agreement.

      5. Executive and the Company each warrant and represent to the other that they have not heretofore assigned or transferred to any person not a party to this Release Agreement any matter released pursuant to Paragraph 3 and 4 hereof or any part or portion thereof.

      6. The parties agree that the terms and conditions of this Release Agreement are confidential as between the parties and shall not be disclosed, except as required by law or to enforce this Release Agreement. Without limiting the generality of the foregoing, the parties will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Release Agreement or the events (including any negotiations) which led to its execution.

      7. Neither the Executive nor the Company shall assign or transfer any rights under this Release Agreement without the other party's prior written consent, and any attempt of assignment or transfer without such consent shall be void.

      8. This instrument constitutes and contains the final understanding between the parties and is intended by the parties as a complete and exclusive statement of the terms of their agreement. Except as otherwise set forth herein, it supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This Release Agreement may be modified only with a written instrument duly executed by each of the parties. No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein and this Release Agreement has not been executed in reliance upon any representations or promises except those contained herein. Any dispute between the parties hereto with respect to the subject matter hereof shall at the request of either party be determined by binding arbitration in accordance with the provisions of Section 5 of the Employment Agreement, which Section 5 is incorporated herein and made a part hereof by this reference.

      9. If any provision of this Release Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Release Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Release Agreement are declared to be severable.

      10. This Release Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

      11. This Release Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original, but all executed counterparts shall constitute one and the same agreement.

      12. No waiver of any breach of any term or provision of this Release Agreement shall be construed to be, or shall be, a waiver of any other breach of this Release Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

      13. The parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Release Agreement and which are not inconsistent with its terms.

      The parties acknowledge that they have each read the foregoing Release Agreement and accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

      EXECUTED this ___day of ____________, _________ in ________________.



                                        ---------------------------------
                                        NAME

                                        SUNAMERICA INC.

                                        By:
                                           ------------------------------
                                           NAME & TITLE

                              EMPLOYMENT AGREEMENT

            AGREEMENT by and between SunAmerica Inc., a Maryland corporation (the "Company"), and Jay S. Wintrob (the "Executive"), dated as of the 27th day of April, 1995.

            In view of Executive's long-term service with and continuing contribution to the Company, the Company's Board of Directors (the "Board") believes it is in the best interests of the Company and its shareholders to secure Executive's continued services by reducing the personal uncertainties and risks associated with the possibility or occurrence of a Change of Control (as defined in Exhibit A). The Board has, therefor, caused the Company to enter into this Agreement.

            NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

      1. Effective Date.

            (a) The "Effective Date" shall mean the first date following the eighth anniversary of Executive's employment with the Company and prior to April 27, 2000 on which a Change of Control occurs; provided that no Change of Control shall be deemed to have occurred so long as Eli Broad continues to serve as the Chief Executive Officer of the Company or continues to beneficially own more than 35% of the Outstanding Company Voting Securities (as such terms are defined in Exhibit A). Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs within one year after termination of Executive's employment with the Company, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who had taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

            (b) The Executive and the Company acknowledge that, prior to the Effective Date, the employment of the Executive by the Company is "at will" and may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive's employment with the Company terminates, then the Executive shall have no further rights under this Agreement.

      2. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on the fifth anniversary of such date (the "Employment Period").

      3. Terms of Employment.

            (a) Position and Duties.

                  (i) During the Employment Period, (A) the Executive's position (including titles and reporting requirements), authority and duties shall be at least commensurate in all material respects with those held, exercised and assigned during the 180-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where he was employed immediately preceding the Effective Date or any office which is the headquarters of the Company and is less than 50 miles from such location.

                  (ii) During the Employment Period, the Executive agrees to devote his full business time and attention to the business and affairs of the Company and to use his reasonable best efforts to perform faithfully and efficiently the responsibilities assigned to him in accordance with this Agreement. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on civic or charitable boards or committees, (B) fulfill speaking engagements and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

            (b) Compensation.

                  (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary at least equal to his annual base salary in effect immediately prior to the Effective Date.

                  (ii) Compensation Plans. During the Employment Period, the Executive shall be entitled to participate in all bonus and incentive compensation plans, practices, policies and programs ("Compensation Plans") available generally to other peer executives of the Company and its affiliated companies. Such Compensation Plans shall provide the Executive with the opportunity under reasonable expectations of Company performance to earn an amount of bonus and incentive compensation at least equal, in the aggregate, to the average annual bonus and incentive compensation received by Executive with respect to the Company's two full fiscal years immediately preceding the Effective Date or, if greater, an amount consistent with the bonus and incentive compensation paid to other peer executives of the Company and its affiliated companies.

                  (iii) Additional Benefits and Policies. During the Employment Period, the Executive shall be entitled to (A) life and executive medical insurance and other welfare benefits and fringe benefits, (B) prompt reimbursement for all reasonable employment expenses incurred by the Executive, (C) paid vacation, and (D) an office and secretarial and other assistants, in each case in accordance with the policies, practices and procedures of the Company in effect generally with respect to other peer executives of the Company and its affiliated companies.

                  (iv) Affiliated Companies. For purposes of this Agreement, the term "affiliated companies" will not include any corporation or other entity not controlled by the Company but deemed to be an affiliate because of the ownership or control of Eli Broad.

      4. Termination of Employment.

            (a) Certain Definitions. The terms "Cause," "Disability," "Good Reason" and "Notice off Termination," as used in this Agreement, are defined in Exhibit A, which is incorporated in and made a part of this Agreement.

            (b) Termination of Employment. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company may terminate the Executive's employment during the Employment Period for Cause or due to the Executive's Disability. The Executive may terminate his employment during the Employment Period for Good Reason.

            (c) Notice of Termination. Any termination by the Company for Cause or Disability, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause or Disability shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

      5. Obligations of the Company upon Termination.

            (a) Payments Upon Termination. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability, or the Executive shall terminate his employment for Good Reason, the Company shall pay to the Executive as severance an amount in cash equal to (i) Executive's average annual cash compensation (base salary plus any bonus or incentive compensation) earned during the Company's three full fiscal years immediately preceding the fiscal year in which the Date of Termination occurs (the "Average Cash Compensation"), multiplied by (ii) a fraction, the numerator of which is the number of days remaining, after the Date of Termination (as defined in Exhibit A), in the Employment Period, and the denominator of which is 365; provided, however, that in no event will the amount of such payment be less than one or more than two times the Average Cash Compensation (the "Severance Amount"). One half of such Severance Amount shall be paid to Executive in a lump sum within 10 days after the Date of Termination, with the remaining one half payable in equal installments on the last day of each of the twelve calendar months immediately following the Date of Termination. In addition to any amounts that may be due to Executive pursuant to the previous two sentences or any other provision of this Agreement, upon termination of the Executive's employment with the Company during the Employment Period for any reason whatsoever, the Company
(i) will pay to executive, within 10 days after the Date of Termination, any amount of base salary accrued but unpaid through the Date of Termination, any compensation previously deferred by the Executive and accrued vacation pay, and
(ii) will timely pay or provide to the Executive and/or his family any other amounts or benefits required to be paid or provided, or which the Executive and/or his family is eligible to receive, pursuant to this Agreement or under any plan, program, policy or practice, contract or agreement of the Company applicable to the Executive or generally applicable to other peer executives of the Company and its affiliated companies (except for severance payments under the severance plan in effect for all Company employees, the benefits under which are replaced during the Employment Period by the provisions of this Section 5(a)).

            (b) Effect of Termination on Restricted Stock and Stock Options. Notwithstanding any other provision of this Agreement, of any Company plan or any agreement between Executive and the Company, if Executive's employment with the Company is terminated during the Employment Period (i) by the Company other than for Cause or Disability, or by Executive for Good Reason, then (x) all options to purchase securities of the Company theretofore granted to Executive and not fully exercisable shall become exercisable in full and may be exercised by Executive at any time prior to the one-year anniversary of the Date of Termination, and (y) all restrictions on any shares of restricted stock granted by the Company to and then held by Executive (other than "Super Shares," as defined in the Company's 1995 Performance Stock Plan) shall lapse, and (z) the Company shall issue to Executive the number of Super Shares subject to Executive's outstanding awards and as to which the applicable Super Performance Objectives (as defined in the Company's 1995 Performance Stock Plan) have been achieved on or prior to the

Date of Termination, or, if such objectives have not been achieved by such date, as to which the Company's Board determines, in the reasonable exercise of its business judgement and based on the Company's actual and reasonably anticipated financial results through the end of the applicable Performance Period (as defined in the Company's 1995 Performance Stock Plan), that the applicable Super Performance Objectives are reasonably certain to be achieved by the end of such Performance Period, or (ii) by reason of the Executive's death or Disability, then (x) all restrictions will lapse on that number of shares of restricted stock then held by Executive as to which such restrictions would have lapsed on or prior to the Date of Termination had each agreement between the Company and Executive regarding grants of restricted stock provided for restrictions to lapse on 1 2/3% of the number of shares (other than "Super Shares") included in such grant at the end of each month following the date of such grant, and (y) the Company shall issue to Executive a number of Super Shares equal to the number that would have been issued pursuant to Section 5(b)(i)(z) above had Executive's employment been terminated by the Company other than for Cause or Disability, multiplied by a fraction, the numerator of which is the number of shares of restricted stock as to which restrictions will lapse in accordance with Section 5(b)(ii)(x) above and the denominator of which is the number of shares of restricted stock held by Executive as of the Date of Termination. Certificates representing the number of shares of Company common stock as to which restrictions shall have lapsed and to be issued to Executive under awards of Super Shares pursuant to the previous sentence shall be delivered to Executive (or his estate or legal representatives) by the Company, free of any restrictive legends or conditions, within 10 days after the Date of Termination. This Section 5(b) shall be deemed an amendment to any agreements between the Company and the Executive with respect to outstanding stock options, shares of restricted stock or Super Shares.

      6. Non-exclusivity of Rights; Option to Waive Benefits. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify (except for the severance plan in effect for all Company employees, the benefits under which are replaced during the Employment Period by the provisions of
Section 5(a) hereof), nor shall anything herein reduce such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Executive shall be entitled to refuse or defer all or any portion of any payments or benefits under this Agreement, by delivering written notice of such refusal or deferral to the Company in writing, if he determines that the receipt of such payment or benefit may result in adverse tax consequences to him; provided that such refusal or deferral shall not extend or modify the period during which options may be exercised or restrictions may lapse on restricted shares or Super Shares or as to which performance is measured under any Company benefit or stock plan.

      7. Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets that becomes subject to this Agreement by operation of law or otherwise.

      8. Confidentiality and Solicitation. During the performance of Executive's duties on behalf of the Company, Executive will receive and be entrusted with certain confidential and/or secret information of a proprietary nature. Executive shall not disclose or use, during his employment or any time thereafter, any such information which is not otherwise publicly available, except as may be required by law. Executive agrees that during his employment he will not engage as a director, officer, owner, part-owner (five or more percent shareholder), joint venturer or otherwise, in any business competitive with the Company or any of its affiliated companies; provided that passive investments are permitted by this sentence. In the event of termination of Executive's employment for any reason, for a period of one year thereafter, Executive will not (a) employ or seek to employ or engage any employee of the Company or any of its affiliated companies, or (b) make any public statement concerning the Company, any of its affiliates or affiliated companies, or his employment unless previously approved by the Company, except as may be required by law.

      9. Miscellaneous.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:    Jay S. Wintrob
                                    2465 La Condesa Drive
                                    Los Angeles, CA 90049

            If to the Company:      SunAmerica Inc.
                                    1 SunAmerica Center
                                    Century City
                                    Los Angeles, CA 90071-6022
                                    Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) If any legal action shall be brought for the enforcement of this Agreement, or because of any alleged dispute, breach or default hereunder, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action in addition to any other relief to which it or he may be entitled.

            (f) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      IN WITNESS WHEREOF, the Executive has executed this Agreement and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                               by: /s/ Jay S. Wintrob
                                                ----------------------------
                                                       Jay S. Wintrob


                                                SUNAMERICA INC.

                                                By: /s/ Eli Broad
                                                   -------------------------

                                   EXHIBIT A

                              Certain Definitions

I. "Cause." For purposes of this Agreement, "Cause" shall mean (i) the conviction of the Executive of a felony or other crime involving fraud, dishonesty or moral turpitude, (ii) fraud with respect to the business of the Company, or (iii) a material breach by the Executive of the Executive's obligations under Section 3(a) of this Agreement (other than as a result of incapacity due to physical or mental illness), which is willful and deliberate or the result of Executive's gross neglect of duties, and which is not remedied in a reasonable period of time after receipt of written notice from the Board of Directors of the Company specifying such breach.

II. "Change of Control." For purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following events:

            (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more, or such greater percentage as shall be required to make such individual, entity or group, immediately following such acquisition, the largest holder, of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (c) of this paragraph II are satisfied; or

            (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (c) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company, (ii) a reorganization, consolidation or merger (a "Reorganization"), or (iii) the sale or other disposition of all or substantially all of the assets of the Company (a "Sale"), unless, following the consummation of any such Reorganization or Sale, the following requirements are satisfied with respect to the corporation resulting from such Reorganization, or the corporation which has acquired all or substantially all of the assets of the
Company: (A) more than 60% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Reorganization or Sale, in substantially the same proportion as their ownership, immediately prior to such Reorganization or Sale of the Outstanding Company Voting Securities, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such reorganization, consolidation or merger, or such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Voting Securities) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Reorganization or Sale.

            If any of the foregoing events occurs and Eli Broad is then the Chief Executive Officer of the Company or the beneficial owner of more than 35% of the Outstanding Company Voting Securities, then, notwithstanding the foregoing, such Change of Control shall be deemed to have occurred on the first date on which Mr. Broad is no longer the Chief Executive Officer of the Company or the beneficial owner of more than 35% of the Outstanding Company Voting Securities.

III. "Date of Termination." For purposes of this Agreement, the "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause or Disability, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the

Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of Executive's death.

IV. "Disability." For purposes of this Agreement, "Disability" shall mean the absence of the Executive from his duties with the Company on a full-time basis for 120 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or his legal representative (such agreement as to acceptability not to be withheld unreasonably).

V. "Good Reason." For purposes of this Agreement, "Good Reason" shall mean:

                  (i) any action or failure to act by the Company which results in Executive's position (including titles and reporting requirements), authority or duties being reduced below the level specified in Section 3(a) (i) (A) of this Agreement;

                  (ii) any failure by the Company to comply with the provisions of Section 3(b) of this Agreement;

                  (iii) the Company's requiring the Executive to be based at any office or location other than that described in Section 3(a) (i) (B) of this Agreement; or

                  (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

VI. "Notice of Termination." For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment (specifying the provision of this Agreement relied upon) and (ii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).

                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

      This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT dated as of February __, 1997 amends in the respects set forth herein that certain Employment Agreement by and between SunAmerica Inc., a Maryland Corporation, (the "Company"), and Jay S. Wintrob (the "Executive"), dated as of April 27, 1995.

Section 5(b) of the Employment Agreement is amended to include the following sentence to the end of that Section:

      References in this Agreement to "options," "restricted stock" and "Super Shares" shall include all similar awards or plans offering similar benefits to the Employee, including, without limitation, any restricted stock units awarded under the 1995 Performance Stock Plan or the 1988 Employee Stock Plan, stock options under the 1997 Employee Incentive Stock Plan, and awards under the 1997 Long-Term, Incentive Plan.

IN WITNESS WHEREOF, the Employee has executed this Amendment and, pursuant to the authorization from the Board of Directors, the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

                                                /s/ Jay S. Wintrob
                                                ----------------------------
                                                       Jay S. Wintrob


                                                SUNAMERICA INC.

                                                By: /s/ Eli Broad
                                                   -------------------------
                                                        Eli Broad